Exhibit 5.1

March 12, 2026

Prelude Therapeutics Incorporated

175 Innovation Boulevard

Wilmington, Delaware 19805

Re:	Prelude Therapeutics Incorporated – At-the-Market Offering

Ladies and Gentlemen:

We have acted as counsel to Prelude Therapeutics Incorporated, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company, to or through Jefferies LLC, as the sales agent (the “Sales Agent”), from time to time, of shares of the Company’s common stock (“Common Stock”), par value $0.0001 per share, having an aggregate maximum offering price of up to $25.0 million (the “Placement Shares”) in accordance with the terms of the Sales Agreement (as defined herein). The Company has previously entered into an Open Market Sale AgreementSM, dated as of March 15, 2023 (the “Sales Agreement”), by and between the Company and the Sales Agent, pursuant to which the Company may offer and sell up to $75.0 million of its Common Stock.

The Placement Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-279829) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 30, 2024 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), declared effective on June 10, 2024, including the prospectus dated May 30, 2024 included therein (the “Base Prospectus”). The Company has filed with the Commission pursuant to Rule 424(b) under the Securities Act a prospectus supplement dated March 12, 2026 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), pursuant to which the Company may offer and sell the Placement Shares.

In connection with our opinion expressed below we have examined originals or copies of the Sales Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, filed with, and certified by, the Delaware Secretary of State (the “Certificate”), the Company’s Amended and Restated Bylaws (the “Bylaws”), the Registration Statement, together with the exhibits filed as a part thereof and all other documents incorporated therein by reference, the Prospectus, certain corporate proceedings of the Company’s board of directors (the “Board”) or a committee or committees of the Board and the Company’s stockholders relating to the Registration Statement, the Company’s Certificate and Bylaws, and such other agreements, documents, certificates and statements of the Company, its transfer agent and public or government officials, as we have deemed advisable, and have examined such questions of law as we have considered necessary.

We have assumed, and express no opinion as to, the genuineness of all signatures on documents submitted to us, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by

Morgan, Lewis & Bockius LLP

2222 Market Street Philadelphia, PA 19103-3007	+1.215.963.5000
United States	+1.215.963.5001

us, the absence of any other extrinsic agreements or documents that might change or affect the interpretation or terms of documents we have reviewed, and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. In giving our opinion, we have also relied upon a good standing certificate regarding the Company issued by the Delaware Secretary of State dated March 12, 2026, and a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations by the Company.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of any laws other than the existing Delaware General Corporation Law.

In connection with our opinions expressed below, we have assumed that, (i) at or prior to the time of the issuance and delivery of any of the Placement Shares, there will not have occurred any change in the law or the facts affecting the validity of the Placement Shares, any change in actions of the Board or the Company’s stockholders, or any amendments to the Certificate or Bylaws, (ii) at the time of the offer, issuance and sale of any Placement Shares, the Company will have a sufficient number of authorized and unissued and unreserved shares of Common Stock to be able to issue all such Placement Shares and (iii) at the time of the offer, issuance and sale of any Placement Shares, no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, and that the Registration Statement will not have been modified or rescinded. We also have assumed that the issuance and delivery of the Placement Shares subsequent to the date hereof and the compliance by the Company with the terms of such Placement Shares will not result in a violation of the Certificate or any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body then having jurisdiction over the Company.

Based upon, and subject to, the foregoing, it is our opinion that the Placement Shares, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, in a manner consistent with the Sales Agreement, and in accordance with the resolutions adopted by the Board or a committee thereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company with the Commission in connection with the offering of the Placement Shares and further consent to all references to us, if any, in the Registration Statement, the Prospectus and any amendments or supplements thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is intended solely for use in connection with the issuance and sale of the Placement Shares subject to the Registration Statement and is not to be relied upon for any other purpose. In providing this opinion, we are opining only as to the specific legal issues expressly set forth above and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks, only as of the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the date of this opinion letter and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinion expressed herein.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP